CENTRAL COAST BANCORP

PRESS RELEASE                           Contact:    Robert Stanberry
                                                    Chief Financial Officer
For Release 9:00 am EDT                             (831) 422-6642


       CENTRAL COAST BANCORP ANNOUNCES RECORD QUARTERLY EARNINGS

Salinas,   California  -  April  16,   2002.   Central   Coast   Bancorp
(Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record net income of $2,736,000 for the quarter ended March 31, 2002. The earnings represent a 6.9% increase over the $2,559,000 reported in the first quarter of 2001. Diluted earnings per share for the first quarter of 2002 increased 11.5% to $0.29 from $0.26 in the prior year period. The earnings per share for the 2001 quarter have been adjusted for the 25% stock split distributed in February 2002.

For the first quarter 2002, the Company realized a return on average equity of 16.4% and a return on average assets of 1.37%, as compared to 16.9% and 1.52% in the first quarter of 2001.

The Company continued its strong asset growth in first quarter of 2002 as assets grew to $836,068,000 at March 31, 2002, up $33,802,000 (4.2%)
from year-end. At quarter end, loans totaled $619,580,000, up $13,280,000 (2.2%) from year-end and up $137,971,000 (28.6%) from March
31, 2001. Deposits also had very strong growth in the first quarter as they increased $29,496,000 (4.1%) from year-end to $754,358,000 at
March 31, 2002. The increase in deposits was accomplished in spite of the maturity of a $10,000,000 State of California certificate of deposit, which was included in the 2001 year-end balance.

"We are very pleased with the Company's operating results for the first quarter," stated Nick Ventimiglia, Chairman, President and CEO. "Our record quarterly earnings have been attained after 475 basis points of rate decreases in 2001 and are due in large part to the effort the staff has put forth in the past year in growing our Bank, serving our customers and controlling costs. We have been able to grow loans substantially, while maintaining a 0.37% ratio of nonperforming loans to loans outstanding at quarter-end. Last year at this time we were looking at a weakening economy and declining interest rates. Economic conditions appear to be improving in the Company's market area. Yesterday, we opened our eleventh branch in Gilroy and we look forward to expanding our banking franchise in that southern area of Santa Clara County."

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are adjusted to give effect to $281,000 in taxable equivalent interest income on tax free investments and are discussed below on a fully taxable equivalent basis. Net interest income for the first quarter of 2002 was $8,563,000, a $189,000 (-2.2%) decrease from first quarter of 2001. Interest income was down $1,490,000 (-10.9%). Average earning assets in the first quarter of 2002 were $128,270,000 (20.6%) higher than the prior year period. The increased volume of earning assets added $3,088,000 to interest income. However, the interest due to higher volume was more than offset by the effect of a 232 basis point reduction in the average yield received on earning assets in the first quarter of 2002 versus the same period in 2001. The lower yield of 6.58% resulted in reducing interest income by $4,578,000.

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Interest  expense was  $1,301,000  (26.4%) lower in the first quarter of
2002 from the prior year period. Average balances of interest-bearing liabilities were higher by $98,027,000 (21.9%), which added $1,084,000
to   interest   expense.   Average   rates   paid  on   interest-bearing
liabilities in the first quarter of 2002 were 2.69%, which were down 177 basis points from the first quarter of 2001. The lower rates reduced interest expense by $2,385,000.

The net  interest  margin  for the  first  quarter  of 2002 was 4.62% as compared to 5.69% in the year earlier period. Compared to the net interest margin for the fourth quarter 2001, the first quarter's net interest margin was down 19 basis points reflecting the effect of the fourth quarter 2001 rate changes on the asset yields. As term certificates of deposit reprice in the current interest rate environment, we would expect a slightly favorable impact on the net interest margin.

The Bank provided $223,000 for loan losses in the first quarter of 2002 as compared to $120,000 in the first quarter of 2001. At March 31,
2002, nonperforming and restructured loans totaled $2,271,000 as compared to $1,478,000 at March 31, 2001. The ratios of the allowance for loan losses to nonperforming loans at March 31, 2002 and 2001 were 535% and 638%, respectively. The ratio of the allowance for loan losses to total loans was 1.96% at March 31, 2002 and 2001. The ratio at December 31, 2001 was 1.94%.

Noninterest income was up $117,000 (18.0%) in the first quarter of 2002 versus the first quarter of 2001. In general, the increase was due to higher volumes and some selective fee increases in service charges on deposit accounts.

Noninterest expenses decreased $354,000 (7.2%) to a total of $4,585,000 in the first quarter of 2002 versus first quarter 2001. Costs were down in all categories of noninterest expenses. The efficiency ratio for the periods ended March 31, 2002 and 2001 was 49.1% and 52.5%, respectively.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment;
(3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company's market areas; (4) the effects of terrorism, including the events of September 11, 2001 and thereafter; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) the

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California energy problems;  (10) variances
in the actual versus projected growth in assets;  (11) return on assets;
(12) loan losses; (13) expenses; (14) rates charged on loans and earned on securities investments; (15) rates paid on deposits; and (16) fee and other noninterest income earned, as well as other factors. This entire press release and the Company's periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.










































               301 Main Street, Salinas, California 93901

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

                                          CENTRAL COAST BANCORP
                                  CONSOLIDATED CONDENSED FINANCIAL DATA
                                               (Unaudited)
                                (Dollars in thousands, except share data)

                                                                                    Three Months Ended
                                                                                         March 31
Statement of Income Data                                                            2002          2001
                                                                                 --------------------------
    Interest income                                                                $ 11,907     $ 13,420
    Interest expense                                                                  3,625        4,926
                                                                                 --------------------------
    Net interest income                                                               8,282        8,494
    Provision for loan losses                                                           223          120
    Noninterest income                                                                  767          650
    Noninterest expense                                                               4,585        4,939
    Provision for taxes                                                               1,505        1,526
                                                                                 --------------------------
    Net income                                                                     $  2,736     $  2,559
                                                                                 ===========================


Share Data (adjusted for 25% stock split distributed on February 28, 2002)
    Earnings per share
       Basic                                                                         $ 0.30       $ 0.28
       Diluted                                                                       $ 0.29       $ 0.26
    Book value per common share                                                      $ 7.60       $ 6.76

    Shares outstanding                                                            8,992,000    9,117,500
    Weighted average shares                                                       8,975,000    9,198,000
    Weighted average diluted shares                                               9,390,000    9,565,000

Balance Sheet Data
    Total assets                                                                  $ 836,068    $ 698,226
    Securities, available-for-sale                                                  132,652      148,600
    Total loans, gross                                                              619,580      481,609
    Allowance for loan losses                                                       (12,144)      (9,427)
    Total deposits                                                                  754,358      624,669
    Total shareholders' equity                                                       68,305       61,668

    Nonperforming and restructured loans                                            $ 2,268      $ 1,478
    Other real estate owned                                                               0            0

Selected Financial Ratios
    Return on average total assets                                                    1.37%        1.52%
    Return on average equity                                                          16.4%        16.9%
    Net interest margin (tax equivalent basis)                                        4.62%        5.69%
    Allowance for loan losses to total loans                                          1.96%        1.96%
    Allowance for loan losses to NPL's                                                 535%         638%
    Allowance for loan losses to NPA's                                                 535%         638%
    Total risk based capital ratio                                                    11.1%        12.3%
    Tier 1 Capital ratio                                                               9.9%        11.0%


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